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                                                                      EXHIBIT 11



                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)

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                                                                        Quarter Ended                      Six Months Ended
                                                             ------------------------------------  ---------------------------------
                                                              December 31,         December 26,       December 31,      December 26,
                                                                  2000                 1999               2000               1999
                                                             ------------------ -----------------  -----------------  --------------
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COMPUTATIONS FOR STATEMENTS OF INCOME

Net income                                                   $        19,928    $        41,144    $        13,624    $       66,847
                                                             ===============    ===============    =================  ==============

Basic earnings per share of common stock:


        Average shares of common stock outstanding                    21,598             23,092             21,602            23,120
                                                             ===============    ===============    ===============    ==============

        Basic earnings per share of common stock             $          0.92    $          1.78    $          0.63    $         2.89
                                                             ===============    ===============    ===============    ==============

Diluted earnings per share of common stock:

        Average shares of common stock outstanding                    21,598             23,092             21,602            23,120

        Incremental common shares applicable to
          common stock options based on the common
          stock average market price during the period                     9                 97                 11               133

        Incremental common shares applicable to
          restricted common stock based on the common
          stock average market price during the period                     2                  1                  4                 1
                                                             ---------------    ---------------    ---------------    --------------

        Average common shares assuming dilution                       21,609             23,190             21,617            23,254
                                                             ===============    ===============    ===============    ==============

        Fully diluted earnings per average share of
          common stock, assuming conversion of all
          applicable securities                              $          0.92    $          1.77             $ 0.63    $         2.87
                                                             ===============    ===============    ===============    ==============
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